Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2013, in the Registration Statement (Form S-1) and related Prospectus for the registration of the 11.375% Senior Notes due 2018, Series B of Trans Union LLC and TransUnion Financing Corporation.

/s/ Ernst & Young LLP

Chicago, Illinois

September 18, 2013